Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 17, 2006 relating to the consolidated financial statements of Abbott Laboratories and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in the Prospectus, which is incorporated by reference in this Registration Statement, and of our report dated February 17, 2006 relating to the financial statement schedule incorporated by reference in this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 27, 2006